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                                                                      EXHIBIT 12

                      GTE NORTH INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


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
(Dollars in Millions)                                   Three Months Ended
                                                          March 31, 2000
                                                        ------------------

Net earnings available for fixed charges:
  Income from continuing operations                         $    178.8
  Add - Income taxes                                             109.9
      - Fixed charges                                             40.0
                                                            ----------

Adjusted earnings                                           $    328.7
                                                            ==========

Fixed charges:
  Interest expense                                          $     34.4
  Portion of rent expense representing interest                    5.6
                                                            ----------

Adjusted fixed charges                                      $     40.0
                                                            ==========


RATIO OF EARNINGS TO FIXED CHARGES                                8.22
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